Exhibit 23.4

CONSENT OF DOUGLAS L. BEAHM

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Anderson Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report, Yavapai County, Arizona, USA” dated March 9, 2023; the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated March 9, 2023; and the technical report summary entitled “2022 Initial Assessment on the Workman Creek Project US SEC Subpart 1300 Regulation S-K Report Gila County, Arizona, USA” dated February 14, 2023, prepared by me, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K/A for the period ended July 31, 2023 (the “Form 10-K/A”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-267992 and 333-268417), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679, 333-262197 and 333-273321); and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the Form 10-K/A.

/s/ Douglas L. Beahm

Douglas L. Beahm, P.E., P.G., SME Registered Member

Date: April 2, 2024